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                          SECURITIES AND EXCHANGE COMMISSION

                               Washington, D. C. 20549

                                       FORM 15


            Certification and Notice of Termination of Registration under
               Section 12(g) of the Securities Exchange Act of 1934 or
          Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                            Commission File Number 0-5179

                                 Fay's Incorporated
                (Exact name of registrant as specified in its charter)

                              7245 Henry Clay Boulevard
                            Liverpool, New York 13088-3571
                                   (315) 451-8000
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.10 per share, and
                      associated Preferred Stock Purchase Rights
               (Title of each class of securities covered by this Form)

                                         None
            (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

               Please  place  an   X  in  the  box(es)   to  designate  the
          appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)      [  ] Rule 12h-3(b)(1)(ii)      [  ]
               Rule 12g-4(a)(1)(ii)     [  ] Rule 12h-3(b)(2)(i)       [  ]
               Rule 12g-4(a)(2)(i)      [  ] Rule 12h-3(b)(2)(ii)      [  ]
               Rule 12g-4(a)(2)(ii)     [  ] Rule 15d-6                [  ]
               Rule 12h-3(b)(1)(i)      [x]

               Approximate   number  of  holders   of  record  as   of  the
          certification or notice date: One
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               Pursuant  to the requirements of the Securities Exchange Act of 1934, Fay's Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

          DATE: October 16, 1996    BY:  /s/ R. W. Hannan
                                         ----------------
                                             R. W. Hannan
                                             President

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